Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of October 31, 2024, is among Finance of America Funding LLC, a Delaware limited liability company (the “Issuer”), Finance of America Equity Capital LLC, a Delaware limited liability company (the “Parent Guarantor”), the other guarantors party hereto (and together with the Parent Guarantor, the “Guarantors”) and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of November 5, 2020 (the “Indenture”), providing for the issuance of the Issuer’s 7.875% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Issuer has offered to exchange any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Exchange Offer Memorandum and Consent Solicitation Statement, dated September 17, 2024 (as supplemented on October 28, 2024 and as may be amended and supplemented from time to time, the “Exchange Offer Memorandum”);

WHEREAS, pursuant to Section 9.02 of the Indenture, subject to certain exceptions specified therein, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding (including consents obtained in connection with an exchange offer for, the Notes), other than Notes beneficially owned by the Issuer or its Affiliates (excluding any Debt Fund Affiliate; provided that the aggregate amount of Notes held by any Debt Fund Affiliate shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Holders of a majority in principal amount of the outstanding Notes have taken any actions);

WHEREAS, (i) the Issuer and the Guarantors have received the consent of the Holders of a majority in principal amount of the outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (excluding any Debt Fund Affiliate; provided that the aggregate amount of Notes held by any Debt Fund Affiliate shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Holders of a majority in principal amount of the outstanding Notes have taken any actions), to the amendments to the Indenture set forth in Article 2 of this First Supplemental Indenture (the “Amendments”); (ii) the Issuer and the Guarantors have delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Officer’s Certificate and Opinion of Counsel as contemplated by Section 9.05, Section 12.03 and Section 12.04 of the Indenture; and (iii) the Issuer and the Guarantors have satisfied all other conditions required under Article Nine of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this First Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.02 and 9.05 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture to amend and supplement the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. For purposes of this First Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments to the Indenture as set forth in this First Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

SECTION 2.01. The Indenture and the Notes are hereby amended by deleting each of the following sections of the Indenture and all references thereto in the Indenture in their entirety and inserting in lieu thereof the phrase “[intentionally omitted]”:

(a)	Section 4.03 (Reports and Other Information);

(b)	Section 4.04 (Compliance Certificate);

(c)	Section 4.05 (Taxes);

(d)	Section 4.07 (Limitation on Restricted Payments);

(e)	Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

(f)	Section 4.09 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(g)	Section 4.10 (Asset Sales);

(h)	Section 4.11 (Transactions with Affiliates);

(i)	Section 4.12 (Liens);

(j)	Section 4.14 (Offer to Repurchase Upon Change of Control);

(k)	Section 4.15 (Limitation on Guarantee of Indebtedness by Restricted Subsidiaries); and

(l)	Clauses (ii), (iii) and (iv) of Section 5.01(a) and Section 5.01(f) (Merger, Consolidation or Sale of All or Substantially All Assets).

SECTION 2.02. The Indenture and the Notes are hereby further amended by eliminating all Events of Default under the Indenture as they apply to the Sections in the Indenture referred to in Section 2.01.

SECTION 2.03. The Indenture and the Notes are hereby further amended by replacing Section 4.13 of the Indenture in its entirety with a new Section 4.13 which shall read as follows:

“Company Existence. Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in accordance with its organizational documents (as the same may be amended from time to time). For the avoidance of doubt, the Issuer will be permitted to change its organizational form.”

SECTION 2.04. The Indenture and the Notes are hereby amended by deleting each of the following clauses of Section 6.01(a) of the Indenture and all references thereto in the Indenture in their entirety and inserting in lieu thereof the phrase “[intentionally omitted]”: clauses (iv), (v), (vi) and (viii).

SECTION 2.05. The Indenture and the Notes are hereby further amended by replacing clause (vii) of Section 6.01(a) of the Indenture in its entirety with a new clause (vii) of Section 6.01(a), which shall read as follows:

“(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer, in a proceeding in which the Issuer is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, or for all or substantially all of the property of the Issuer; or

(C) orders the liquidation of the Issuer;

and the order or decree remains unstayed and in effect for 60 consecutive days.”

SECTION 2.06. The Indenture and the Notes are hereby further amended by replacing Section 9.03 of the Indenture in its entirety with a new Section 9.03 which shall read as follows:

“Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.”

SECTION 2.07. Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments to the Indenture set forth in this First Supplemental Indenture. Effective as of the First Supplemental Indenture Date (as defined below), none of the Issuer, the Guarantors, the Trustee, the Holders or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such deleted or modified Sections or subsections and such deleted or modified Sections or subsections shall not be considered in determining whether an Event of Default has occurred or whether the Issuer or a Guarantor has observed, performed or complied with the provisions of the Indenture or any Note.

ARTICLE 3

EFFECTIVENESS

SECTION 3.01. This First Supplemental Indenture shall be effective and the Amendments shall become operative on the Issue Date (as defined in the Exchange Offer Memorandum) (the “First Supplemental Indenture Date”). Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the First Supplemental Indenture Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. The amendments to the Indenture set forth in this First Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes as set forth in the Exhibits to the Indenture.

SECTION 4.02. The terms and conditions of this First Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this First Supplemental Indenture will control.

SECTION 4.03. All covenants and agreements in this First Supplemental Indenture by the Issuer, the Guarantors or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

SECTION 4.04. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 4.06. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. This First Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of similar import in this First Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

SECTION 4.07. THIS FIRST SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.08. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 4.09. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Issuer:

FINANCE OF AMERICA FUNDING LLC

By:	/s/ Graham Fleming
Name:	Graham Fleming
Title:	Chief Executive Officer

[Signature Page to First Supplemental Indenture]

Guarantors:

FINANCE OF AMERICA EQUITY
CAPITAL LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Chief Executive Officer

FINANCE OF AMERICA HOLDINGS LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

FINANCE OF AMERICA MORTGAGE LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

FINANCE OF AMERICA REVERSE LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

INCENTER LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

[Signature Page to First Supplemental Indenture]

INCENTER APPRAISAL MANAGEMENT LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

SILVERNEST, INC.

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Signature Page to First Supplemental Indenture]